Exhibit 99.1

Net1 appoints Alex Smith as Chief Financial Officer

Johannesburg, December 1, 2017 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company” (NasdaqGS: UEPS; JSE NT1) today announced that effective March 1, 2018, Alex Smith will be joining Net1 as its new Chief Financial Officer, Secretary and Treasurer. Alex replaces Herman G. Kotze, who was appointed as Chief Executive Officer in June 2017.Alex joins Net1 from Allied Electronics Corporation Limited (“Altron”), a JSE-listed company with more than $1 billion in annual revenues, operating in the telecommunications, multi-media, information technology and power electronics industries, where he has been a Director and Chief Financial Officer since 2008. In his role at Altron, Alex has been responsible for all financial matters within the Altron group and has played a key role in the restructuring and refocusing of the group.

Prior to joining Altron, Alex worked in various positions at PricewaterhouseCoopers in Edinburgh, Scotland and Johannesburg from 1991 to 2005, initially as trainee accountant and later as audit manager and Associate Director of the Transaction Services department focused on providing specialized corporate finance services. Alex holds a Bachelor of Law (Honours) degree from the University of Edinburgh and is a member of the Institute of Chartered Accountants of Scotland.

“I am thrilled that Alex has decided to join the Net1 family,” said Herman G. Kotze, CEO of Net1. “His international background, familiarity with public capital and debt markets and financial management experience across a diverse and multi-site group are important attributes as we embark on the most exciting time in our corporate history. I am confident that we will benefit from Alex’s wealth of experience and leadership.”

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard and ChinaUnionPay in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com

Media Relations Contact

Bridget von Holdt
Business Director – Burson-Marstellar South Africa
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com